NEWS RELEASE

PBG Contacts:	Kelly McAndrew Public Relations 914-767-7690	PepsiCo Contacts:	Dick Detwiler Public Relations 914-253-2725

	Mary Winn Settino Investor Relations 914-767-7216		Jamie Caulfield Investor Relations 914-253-3035

FOR IMMEDIATE RELEASE

PEPSICO AND THE PEPSI BOTTLING GROUP
ANNOUNCE NEW JOINT VENTURE OPERATION IN RUSSIA

SOMERS, N.Y., March 1, 2007 – PepsiCo, Inc. (NYSE: PEP) and The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced the formation of PR Beverages Limited, a joint venture comprising PepsiCo’s concentrate and PBG’s bottling businesses in Russia. Effective today, PBG will have a majority interest in the joint venture and maintain management of the day-to-day operations. PR Beverages will be governed by a Board of Directors that includes equal representation from PepsiCo and PBG.

PBG President and Chief Executive Officer Eric J. Foss said, “The economic outlook for Russia is very bright. This joint venture will enable the Pepsi system to respond more quickly to marketplace dynamics. In addition, we will be in an even better position to strategically invest in Russia to accelerate our growth.”

PepsiCo Vice Chairman and Chairman & CEO of PepsiCo International Michael D. White said, “This agreement strengthens what has been a very effective working relationship between PBG and PepsiCo. We look forward to working closely with PBG to continue building our business in Russia.”

PBG will consolidate the joint venture into its financial results. PepsiCo will recognize the earnings of the joint venture as equity income. This will have no impact on PBG’s or PepsiCo’s previously announced earnings per share and cash flow guidance for 2007.

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PEPSICO AND PBG ANNOUNCE NEW JOINT VENTURE OPERATION IN RUSSIA / 2 of 2

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $35 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual sales.

The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey.

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Statements made in this press release that relate to future performance or financial results of PBG are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports.